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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 12b-25

                         COMMISSION FILE NUMBER 0-19714

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[X] Form 10-K [ ] Form 11-K [ ] Form 20-F [ ] Form 10-Q

For Period Ended: January 29, 2000

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:


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PART I- REGISTRANT INFORMATION

Full Name of Registrant: E Com Ventures, Inc.
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Former Name if Applicable: Perfumania, Inc.
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Address of Principal Executive Office (Street Number): 11701 N. W. 101st Road
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City, State and Zip Code: Miami, Florida 33178
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PART II - RULE 12b-25(b) AND (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[X] (a) The reasons described in reasonable detail in Part
        III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE

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State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F or
10-Q or portion thereof could not be filed within the prescribed time period.

         The Company's Annual Report on Form 10-K for the year ended January 29, 2000 cannot be filed within the prescribed time period because the Company is experiencing unforeseen delays in the collection and the compilation of certain financial and other information required to be included in the Form 10-K. The Form 10-K will be filed as soon as reasonably practicable and in no event later than the fifteenth calendar day following the prescribed due date.

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PART IV - OTHER INFORMATION

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(1)      Name and telephone number of person to contact in regard to this notification:

       Donovan Chin                   305-889-1703
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         (Name)                (Area Code)(Telephone Number)




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(2)      Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s):

                                        [X]  Yes       [ ]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                        [X]  Yes       [ ]  No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made. See below:

The Company anticipates an improvement in results of operations for the fiscal year ended January 29, 2000 as compared to the fiscal year ended January 30, 1999. The Company cannot estimate the results until it collects, compiles and analyzes all of the data for the fiscal year.



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                              E COM VENTURES, INC.
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                  (Name of Registrant as specified in charter)


Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  April 28, 2000                By: /s/ Donovan Chin
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                                        Name: Donovan Chin
                                        Title:  Chief Financial Officer
















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